Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hormel Foods Corporation Joint Earnings Profit Sharing Trust of our reports (a) dated December 19, 2012, with respect to the consolidated financial statements and schedule of Hormel Foods Corporation and the effectiveness of internal control over financial reporting of Hormel Foods Corporation, incorporated by reference or included in its Annual Report (Form 10-K), and (b) dated April 26, 2013, with respect to the financial statements and schedule of Hormel Foods Corporation Joint Earnings Profit Sharing Trust included in the Plan’s Annual Report (Form 11-K), both for the year ended October 28, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
October 15, 2013